Exhibit 10.3

                                                       Agreement No. ___________

                      mediaXtranet(SM) Services Agreement

This agreement is made between Vyvx Broadband Media, a business unit of Williams Communications, LLC, a Delaware limited liability company ("Vyvx"), with its principal offices at One Williams Center, 27th Floor, Tulsa, OK, 74172, and iBEAM Broadcasting Corp., a Delaware corporation ("Customer"), with its principal offices at 645 Almanor Ave., Sunnyvale, CA 94085, dated as of July 9, 2001, in connection with mediaXtranetSM services to be provided by Vyvx to Customer as set forth herein (the "Agreement").

1. SERVICES. Vyvx shall provide Customer with the services as further described in the attached Schedules which are made a part hereof (collectively referred to herein as the "Services"). All Services are subject to availability and approval of Customer's credit by Williams. From time to time and subject to availability, changes may be made in the Services which will be reflected in amendments to the applicable Schedule or the addition of additional Schedules. Each amendment shall be executed by authorized individuals of both parties. Each Schedule shall be part of this Agreement and incorporated herein. The following Schedules are attached to this Agreement and incorporated into the Agreement as if fully set forth herein (check as applicable).

        Schedule A  |_|  Web Hosting Services
        Schedule B  |_|  Digital Media Access
        Schedule C  |_|  Commercial Library Outsource
        Schedule D  |_|  Commercial Clearance
        Schedule E  |X|  Collocation Service

2. TERM. Upon signature by both parties, this Agreement shall become effective on the date first set forth above and shall continue in effect until the expiration of any Schedule attached hereto (the "Term").

3. CONTRACT NOTICES. Any required notices pursuant to this Agreement shall be sent by facsimile, with confirmation by overnight courier to the parties at the following addresses:

        ----------------------------------------------------------------------
        Vyvx Broadband Media,              Customer: iBEAM Broadcasting
        a business unit of Williams                  Corporation
        Communications, LLC                             645 Almanor Avenue,
        One Williams Center, 27th Floor                 Suite 100
        Tulsa, OK  74172                                Sunnyvale, CA 94085
        Attn: Contract Administration                   Attn:  General Counsel
        Telephone: 918-573-9880                         Tel: (408) 830-3543
        Fax: 918-574-6042                               Fax: (408) 524-0567
        ----------------------------------------------------------------------

4. ENTIRE AGREEMENT; AMENDMENTS. The Standard Terms and Conditions attached hereto are considered an integral part of this Agreement and are incorporated herein by reference. This Agreement, including the Standard Terms and Conditions and all Schedules, contains the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior understandings, oral agreements and/or writings between the parties regarding the subjects within this Agreement. This Agreement may only be amended or modified in writing signed by Customer and Vyvx.

IN WITNESS WHEREOF the parties have executed this Agreement by the hand of their respective duly authorized officers.

Vyvx Broadband Media, a Business Unit Customer: iBEAM Broadcasting Corporation of Williams Communications, LLC


By: /s/ John Bumgarner                  By: /s/ Peter Desnoes
    --------------------------------        ------------------------------------

Name:                                   Name: Peter Desnoes
      ------------------------------          ----------------------------------

Title:                                  Title: CEO
       -----------------------------           ---------------------------------

Date:                                   Date: July 9, 2001
      ------------------------------          ----------------------------------


--------------------------------------------------------------------------------
Standard Form
mediaXtranet(SM) Services Agreement
(4/12/2001)
--------------------------------------------------------------------------------
                      mediaXtranet(SM) Services Agreement
                         Standard Terms and Conditions

1. SERVICE ORDERS.

      a. All Services shall be requested on Vyvx's Service Order forms in effect from time to time or on Customer's forms which have been previously accepted in writing by Vyvx ("Service Order(s)"). Service Orders shall be transmitted and processed in accordance with the terms and conditions of this Agreement as well as any procedures set out in the applicable Service Schedule for a specific Service. Vyvx shall accept any Service Order under this Agreement that complies with the terms and conditions set forth herein, subject to availability and credit approval at the time Customer places such Service Order.

      b. A Service Order is deemed accepted (subject to availability) by Vyvx when Vyvx transmits an electronic Order Confirmation Document ("OCD") to Customer indicating that Customer's order is being processed by Vyvx.

      c. When a Service Order is placed, Customer will designate: (i) a requested start date ("Requested Start Date") for the Service; (ii) the desired term of the Service; and (iii) any other information necessary to enable Vyvx to provide the Service. Vyvx will make reasonable efforts to meet Customer's Requested Start Date. In the event that Vyvx is unable to meet Customer's Requested Start Date, Vyvx will notify Customer of the date when Vyvx believes the Service will be available and Customer's Requested Start Date will be changed to reflect the number of days of delay or advance, as appropriate. Failure of Vyvx to deliver by Customer's Requested Start Date shall not constitute a default under this Agreement, and Vyvx shall not be liable to pay to Customer any penalties or damages for Vyvx's failure to meet Customer's Requested Start Date.

      d. Any terms or conditions contained in Customer's acknowledgement or Service Order or elsewhere which conflict with, or are different from, the terms and conditions in this Agreement are hereby objected to by Vyvx and shall not constitute part of this Agreement.

      e. Vyvx will issue to Customer an electronic notice that Service is available ("Turn Up Acknowledgement" or "TUA"). The TUA will indicate that all the relevant Service ordered through Vyvx has been tested by Vyvx and that the Vyvx's Service meets or exceeds the Technical Specifications set forth in the relevant Service Schedule. The TUA will also set forth the date Customer's Service was available for use by Customer and upon which Vyvx shall commence charging for the Service ("Effective Billing Date").

      f. Customer shall be deemed to have accepted Service, and Vyvx shall begin billing for the Service as of the Effective Billing Date, provided that, if Customer notifies Vyvx in writing within three (3) business days of the Effective Billing Date that Vyvx's Service is in material non-compliance with the applicable Technical Specifications and if, upon investigation, such material non-compliance is due solely to Vyvx fault, then Vyvx shall correct the non-compliance and make the appropriate adjustment to Customer's billings under this Agreement. The occurrence of any such non-compliance shall not constitute a default under this Agreement, and Vyvx shall not be liable to pay to Customer any penalties or damages resulting from any such non-compliance. Charges for Service begin accruing upon Circuit Effective Billing Date, regardless of whether Customer is actually using the Services, or is ready to test and accept the Services.

2. PAYMENT AND LATE PAYMENT TERMS.

      a. Service Charge. All fees and charges associated with the Services, which may include non-recurring charges and monthly recurring charges (the "Service Charge"), shall be set forth in each particular Service Schedule. The monthly recurring and some non-recurring Service Charges shall be invoiced monthly in advance. Other non-recurring Service Charges will be invoiced in arrears. All amounts stated on each monthly invoice are due and payable in U.S. dollars before the first day of the month in which Services are to be provided for those Service Charges invoiced in advance and otherwise within thirty (30) days of the date of the invoice for those Service Charges billed in arrears ("Due Date"). Customer agrees to remit payment via Automated Clearinghouse ("ACH") or wire transfer to Williams Communications, LLC, in care of Bank One, Chicago, Illinois, ABA #071000013, Account #52-87235 or such other bank or account as Vyvx may in writing direct Customer to remit payment pursuant to the notice provisions of this Agreement. In the event Customer fails to make full payment of undisputed amounts by the Due Date, Customer shall also pay a late fee in the amount of the lesser of (i) one and one-half percent (1 1/2 %) per month or (ii) the maximum lawful monthly rate under applicable state law, of the unpaid balance which amount shall accrue from the Due Date of the invoice.

      b. Billing Disputes. Notwithstanding the foregoing, Customer may permissibly fail to pay amounts charged for Vyvx's Services which are reasonably disputed by Customer (along with late fees attributable to such amounts), provided Customer: (i) pays all undisputed charges on or before the Due Date;
(ii) presents a written statement of any billing discrepancies to Vyvx in reasonable detail together with appropriate supporting documentation ("Notice of Discrepancy") within one hundred eighty (180) days of the Due Date of the invoice in question; and (iii) negotiates in good faith with Vyvx for the purpose of resolving such dispute within sixty (60) calendar days of the date of the Notice of Discrepancy. In the event such dispute is mutually resolved in favor of Vyvx, Customer agrees to pay Vyvx the disputed amounts together with any applicable late fees within five (5) business days of the date of resolution. In the event such dispute is mutually resolved in favor of Customer, Customer will receive a credit for the disputed charges and no late fees shall apply to the disputed amount. In the event such dispute is not mutually resolved between the parties, Vyvx shall have the right to seek any applicable remedy permitted under this Agreement. Vyvx shall not be obligated to consider any Customer Notice of Discrepancy which is received by Vyvx one hundred eighty
(180) days after the Due Date. This right to dispute applies only to Vyvx's Services provided to Customer and not to any dispute Customer may have with respect to third parties. To the extent requested by Customer and to the extent Customer has reasonable grounds for such dispute, Vyvx will act on Customer's behalf to dispute any charges for third party services relating to this Agreement, provided that such dispute shall be subject to the third party's rules regarding disputed amounts and not the provisions of this Agreement and provided further, that Customer shall indemnify Vyvx against any costs, expenses or charges incurred by Vyvx as a result of its acting on behalf of Customer to dispute charges for third party services.

3. SUSPENSION OF SERVICES. In the event that Customer has failed to pay any amount when due, Vyvx shall have the right to suspend Services in full or in part. Vyvx shall only exercise this Suspension Right by first providing Customer with five business days' written notice by facsimile. If Vyvx receives payment from Customer of all amounts due within the five-day notice period, then Customer's Services shall not be suspended. Suspension of Services does not affect Customer's obligation to pay the Service Charges through the term of the applicable Service Schedule.

4. CUSTOMER'S CREDIT.

      a. Vyvx reserves the right to determine the creditworthiness of Customer through available verification procedures or sources and Customer hereby consents to Vyvx obtaining credit information regarding the Customer, its owners and affiliates. If at any time, Customer presents, in Vyvx's reasonable discretion, an undue risk of non-payment, or if Customer fails to comply with the payment terms of this Agreement or any Service Order, Vyvx may require a deposit or other forms of security for payment ("Deposit"). At Vyvx's sole discretion, the Deposit shall be applied as payment to Customer's account either
(i) during the Term after Customer's payment history has been established or
(ii) as payment for the last month of the Term.

      b. If at any time there is a material adverse change in Customer's creditworthiness or a material adverse change in Customer's financial position, then in addition to any other remedies available to Vyvx, Vyvx may elect, in its sole discretion, to demand reasonable assurance of payment from Customer, including among others the posting of a deposit.

      c. A material adverse change in Customer's creditworthiness shall include, but not be limited to: (i) Customer's default of its obligations to Vyvx under this or any other agreement with Vyvx; (ii) failure of Customer to make full payment of charges due hereunder on or before the Due Date on two (2) or more occasions during any period of twelve (12) or fewer months; (iii) acquisition of Customer (whether in whole or by majority or controlling interest) by an entity which is insolvent or which is subject to bankruptcy or insolvency proceedings, or which owes past due amounts to Vyvx or any Vyvx affiliate, or which is a materially greater credit risk than Customer; or (iv) Customer's being subject to or having filed for bankruptcy or insolvency proceedings or the legal insolvency of Customer.


--------------------------------------------------------------------------------
Standard Form                                                       Page 1
mediaXtranet(SM) Standard Terms and Conditions
(4/12/2001)
--------------------------------------------------------------------------------

      d. A material adverse change in Customer's financial position shall include, but not be limited to: (i) a decrease in net worth or working capital of five percent (5%) or greater during any calendar quarter; or, (ii) a negative net worth or working capital.

      e. If Customer has not provided Vyvx with (i) its financial statements within ten (10) calendar days of Vyvx's reasonable request therefor or (ii) in the event of a Vyvx demand for assurance of payment, assurance satisfactory to Vyvx within ten (10) calendar days of Vyvx's notice of demand for such assurance, then, in addition to any other remedies available to Vyvx, Vyvx shall have the option, in its sole discretion, to exercise one or more of the following remedies: (A) cause the start of any Service described in any previously executed Service Order to be delayed pending receipt of such financial statements or of the satisfactory assurance; (B) decline to accept a Service Order or other requests from Customer to provide Service; or (C) suspend all or any portion of the Service then being provided after giving Customer five
(5) calendar days prior written notice. If Customer provides satisfactory assurance during the five (5) calendar day notice period, Vyvx will not suspend any Service.

5. TERMINATION OF AGREEMENT OR SERVICE SCHEDULES.

      a. Termination For Cause. Except for an event of non-payment by Customer hereunder which is addressed in subsection (b) below, either party may terminate this Agreement if the other is in default of any material obligation contained herein, which default has not been cured within thirty (30) calendar days following the receipt of notice of such default setting forth the specifics of such default. Termination and receipt of any applicable refund are Customer's sole remedies in the event of any such default by Vyvx. Notwithstanding the foregoing, the failure of any particular Service or Services to comply with the Technical Specifications set forth individually for each Service in the attached shall not be deemed a default by Vyvx, but may obligate Vyvx to provide Customer with Outage Credits, if applicable under the relevant Service Schedule. Termination of this Agreement for cause does not relieve Customer of any obligations to pay Vyvx for charges accrued for Service which has been furnished up to the time of termination nor does it relieve the Customer of all applicable cancellation and/or disconnection charges. The remedies available to Vyvx as set forth in this paragraph shall not be exclusive and Vyvx shall at all times be entitled to all rights available to it under either law or equity.

      b. Termination For Non-payment. In the event Customer has failed to pay any amount when due (except for amounts disputed by Customer in accordance with this Agreement), Vyvx shall have the right to terminate this Agreement upon five
(5) business days' notice via facsimile to the Customer. Termination of this Agreement pursuant to this subsection shall not relieve Customer of any obligations to pay Vyvx for charges accrued for Service which has been furnished up to the time of termination nor does it relieve the Customer of all applicable cancellation and/or disconnection charges. The remedies available to Vyvx set forth in this paragraph shall not be exclusive and Vyvx shall at all times be entitled to all rights available to it under either law or equity.

      c. Termination for Violation of Law.

            (i) Additionally, Vyvx may, without incurring any liability, cancel any Service prior to its commencement or disconnect such Service, in whole or in part, immediately and without notice if Vyvx deems that such action is necessary to prevent or to protect against fraud or to otherwise protect its personnel, agents, facilities or Services under any of the following circumstances:

                  (A) if Customer unreasonably refuses to furnish or provides false information to Vyvx regarding the Customer's identity, address, creditworthiness, past or current use of Services, or its planned use of Services; or

                  (B) if Customer is using the Services in violation of any applicable law or regulation.

            (ii) In addition to its other termination rights hereunder, and with respect to all Services, Vyvx may immediately disconnect any Service in whole or in part if Vyvx determines that such Service violates any law, statute, or ordinance, including the Communications Act of 1934 (as amended), or that the imposition of any statute, or promulgation of any rule, regulation, or order of the Federal Communications Commission or other governing body makes Vyvx's performance under this Agreement commercially impracticable.

      d. Removal of Customer Equipment. Upon expiration or termination of a Service Schedule, Customer shall remove all Customer-owned property and return to Vyvx all software, access keys and other items that were provided to Customer by Vyvx during the term of such Service Schedule in conjunction with the Services.

6. TAXES. Customer acknowledges and understands that all charges are computed exclusive of any applicable federal, state or local use, excise, gross receipts, sales and privilege taxes, duties, fees or similar liabilities (other than general income or property taxes), including without limitation, any tax or charge levied to support the Universal Service Fund contemplated by the Telecommunications Act of 1996, whether charged to or against Vyvx, its suppliers or affiliates or Customer for the Services provided to Customer ("Taxes"). Vyvx maintains the right, for the duration of this Agreement, to invoice and pass through to Customer at cost, any assessments, taxes, new or increased fees, or other charges required to be collected from Vyvx, by any governmental agency, department or entity. Such Taxes shall be paid by Customer in addition to all other charges provided for herein. If Customer is exempt from such Taxes, Customer shall provide to Vyvx a valid exemption certificate.

7. RISK OF LOSS; INSURANCE.

      a. Insurance Coverage. For Customer's Equipment (as defined in any Service Schedule) and Customer's employees on Vyvx's premises, Customer will carry or cause to be carried and maintained in force throughout the entire Term of this Agreement insurance coverage as described in paragraphs (1) through (3) below with insurance companies acceptable to Vyvx. The limits set forth below are minimum limits and will not be construed to limit Customer's liability. All costs and deductible amounts will be for the sole account of the Customer.

            (1) Worker's Compensation insurance complying with the laws of the State or States having jurisdiction over each employee, whether or not Customer is required by such laws to maintain such insurance, and Employer's Liability with limits of $500,000 each accident, $500,000 disease each employee, and $500,000 disease policy limit. If work is to be performed in Nevada, North Dakota, Ohio, Washington, Wyoming or West Virginia, Customer will participate in the appropriate state fund(s) to cover all eligible employees and provide a stop gap endorsement.

            (2) Commercial or Comprehensive General Liability insurance on an occurrence form with a combined single limit of $1,000,000 each occurrence, and annual aggregates of $1,000,000, for bodily injury and property damage, including coverage for blanket contractual liability, broad form property damage, personal injury liability, independent contractors, products/completed operations, and when applicable the explosion, collapse and underground exclusion will be deleted.

            (3) Automobile Liability insurance with a combined single limit of $1,000,000 each occurrence for bodily injury and property damage to include coverage for all owned, non-owned, and hired vehicles.

      b. Waiver of Subrogation. In each of the above described policies, Customer agrees to waive and will request its insurers to waive any rights of subrogation or recovery they may have against Vyvx, its parent, subsidiary, or affiliated companies.

      c. Additional Insureds. Under the policies above, Vyvx, its parent, subsidiary and affiliated companies will be named as additional insureds as respects Customer's operations and as respects any work performed under this Agreement. Any costs associated with naming these additional insureds will be the responsibility of Customer. The policies described above will include the following "other insurance" amendment: "This insurance is primary insurance with respect to Williams Communications, LLC, its parent, subsidiary and affiliated companies, and any other insurance maintained by Williams Communications, LLC, its parent, subsidiary or affiliated companies is excess and not contributory with this insurance."

      d. Certificates of Insurance. Written notice of non-renewal or cancellation of policies described above must be received by Vyvx from the insurance company thirty (30) days in advance of any such non-renewal or cancellation. Prior to commencing the Collocation Service hereunder, Customer will deliver to Vyvx certificates of insurance on an ACORD 25 or 25S form evidencing the existence of the insurance coverage required above. In the event of a loss or claim arising out of or in connection with the work performed under this contract, Customer agrees, upon request of Vyvx, to submit the original or a certified copy of its insurance policies for inspection by Vyvx.

      e. Risk of Loss. Vyvx will not insure nor be responsible for any loss or damage to property of any kind, including loss of use thereof, owned, leased or borrowed by the Customer, or its employees, servants or agents, unless such loss or damage is caused solely by the negligence of Vyvx, its employees, servants or agents.

      f. Insurance Requirement for Contractors. If Customer utilizes contractor(s) per this Agreement, then Customer shall require such contractor(s) to comply with these insurance requirements and supply certificates of insurance before any work commences.


--------------------------------------------------------------------------------
Standard Form                                                       Page 2
mediaXtranet(SM) Standard Terms and Conditions
(4/12/2001)
--------------------------------------------------------------------------------

8. LIMITATION OF VYVX'S LIABILITY

      a. VYVX'S LIABILITY ARISING OUT OF ITS PROVISION OF SERVICES HEREUNDER, SHALL BE LIMITED TO THE EXTENSION OF ALLOWANCES FOR INTERRUPTIONS OR OUTAGE CREDITS AS SET FORTH IN THE APPLICABLE SERVICE SCHEDULE. SUCH ALLOWANCES FOR INTERRUPTION OR OUTAGE CREDITS SHALL BE THE SOLE REMEDY OF CUSTOMER, INCLUDING ANY END USER OF CUSTOMER, AND THE SOLE LIABILITY OF VYVX HEREUNDER. VYVX'S LIABILITY FOR DAMAGES OR LOSSES OF ANY KIND ARISING OUT OF ITS FURNISHING SERVICES SHALL IN NO EVENT EXCEED AN AMOUNT EQUAL TO ITS FIXED MONTHLY OR OTHER CHARGE ALLOCABLE TO THE FAULTY OR DEFECTIVE SERVICE.

      b. ANY AND ALL EXPRESS AND IMPLIED WARRANTIES RELATING TO THE SERVICES, INCLUDING BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A SPECIFIC PURPOSE OR USE, ARE EXPRESSLY DISCLAIMED. IN NO EVENT SHALL VYVX BE LIABLE FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOST PROFITS), REGARDLESS OF THE FORESEEABILITY THEREOF. CUSTOMER SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS VYVX FROM ANY CLAIMS MADE UNDER A WARRANTY OR REPRESENTATION MADE BY CUSTOMER TO ANY THIRD PARTY WITH RESPECT TO THE SERVICES.

9. CUSTOMER'S CONTENT AND RESPONSIBILITIES

      a. Responsibility for Content. Customer shall be solely responsible for all content transmitted by Vyvx as part of the Services ("Content"). For purposes of this Agreement, "Content" will not include Vyvx's own content should it be transmitted as part of this Service. Further, Customer shall make all arrangements with other common carriers, stations, networks, sponsors, music licensing organizations, performers, representatives or other parties for the authorizations necessary to avail itself of the Services.

      b. No Violation of Law. Customer shall not use the Services for any use which violates any local, state, federal, national or international laws. Vyvx shall have the right to terminate any Services provided hereunder and/or to terminate this Agreement without liability to Customer in the event that Vyvx, its officers, employees or agents, becomes the subject of any investigation, or is threatened with or made a party to any administrative proceeding or litigation, related to the alleged illegal use of the Services by Customer.

      c. Acceptable Use Policy. Customer is responsible for ensuring that it, and its customers, comply with Vyvx's Acceptable Use Policy ("AUP"), and Customer agrees to be bound by the AUP. The AUP, as it may be amended from time to time, is published at http://abuse.wcg.net, or such other address as Vyvx may specify by notice to Customer. Any violation of the AUP shall constitute a material breach of this Agreement.

10. INDEMNIFICATION.

      a. Customer and Vyvx shall defend, indemnify and hold harmless the other against and from any and all claims for damage to tangible property or bodily injury, including claims for wrongful death, to the extent that such claim arises out of the negligence or willful misconduct of the respective indemnifying party, its employees, agents, or contractors in connection with this Agreement or the provision of Services hereunder.

      b. Customer will defend, indemnify and hold harmless Vyvx and its officers, directors, employees, contractors and agents against and from any loss, debt, liability, damage, obligation, claim, demand, judgment or settlement of any nature or kind, known or unknown, liquidated or unliquidated, including without limitation, all reasonable costs and expenses incurred including all reasonable litigation costs and attorneys' fees (collectively, "Damages") directly or indirectly arising out of, resulting from or based upon any complaint, claim, action, proceeding or suit of any third party, including any governmental authority, (a "Claim).

      c. Customer shall indemnify, defend, and save harmless Vyvx from any liability arising out of Customer's failure to make arrangements for authorization necessary to avail itself of the Services. Customer shall indemnify, defend, and save harmless Vyvx from and against all loss, liability, damage and expense, including reasonable attorneys' fees, due to claims arising out of the Content of any programming transmitted over Vyvx's facilities pursuant to this Agreement including without limitation, any claim for libel, slander, or infringement of copyright and any other claim resulting from any act or omission of Customer arising from the use of Vyvx's facilities or the Services.

11. FORCE MAJEURE. Notwithstanding any other provision of this Agreement, neither Vyvx nor Customer shall be held liable for any delay or failure to perform any part of this Agreement (other than non-payment of amounts due hereunder) for any cause beyond its control and without its fault or negligence, including but not limited to acts or omissions of civil or military authorities, national or local emergencies, government regulations, embargoes, epidemics, wars, terrorist acts, sabotage, riots, insurrections, fires, lightning, sun, hail, high winds or other adverse weather conditions, explosions, nuclear accidents, strikes, extended power blackouts, natural disasters including but not limited to earthquakes, floods or volcanic action, failure of satellite transponder not caused by VYVX or failure of any third party facilities not caused by VYVX, equipment or services (outside of the control of Vyvx and its subcontractors) or any law, regulation or order of any government agency or court of competent jurisdiction affecting either of the parties hereto in the performance of their obligations hereunder.

12. RECONFIGURATION/RELOCATION. Vyvx reserves the right in its sole discretion to relocate or re-configure its internet data centers or other mediaXtranet(SM) facilities.

13. INDEPENDENT CONTRACTORS. The parties to this Agreement are independent contractors, and none of the provisions of this Agreement shall be interpreted or deemed to create any relationship between Vyvx and Customer other than that of independent contractors.

14. NO THIRD-PARTY BENEFICIARY. The provisions of this Agreement are for the benefit only of the parties hereto, and no third party may seek to enforce, or benefit from these provisions.

15. PUBLICITY AND CONFIDENTIALITY. Customer and Vyvx each authorize the other, during the term of this Agreement, to make routine references to the fact that Customer is a customer of Vyvx and the general nature of services that Customer purchases. Any other publication by either party of information surrounding this Agreement through press releases, articles, interviews, marketing materials, online materials, and/or speeches ("Publicity"), including use of logos, must receive prior written consent of the other party. Such approval shall not be unreasonably withheld.

16. NO WAIVER. A written waiver of a breach under this Agreement shall not constitute a waiver of any subsequent breach. Failure of either party to enforce compliance with any term or condition of this Agreement shall not constitute a waiver of such term or condition.

17. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its choice of law provisions. Customer submits to personal jurisdiction in the federal and/or state courts located in Delaware.

18. LEGAL EXPENSES. If any proceeding is brought for the enforcement of this Agreement, or because of an alleged or actual dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and other costs and expenses incurred in such action or proceeding in addition to any other relief to which such party may be entitled.

19. SEVERABILITY. If any term or provision of this Agreement shall, to any extent, be determined to be invalid or unenforceable by a court or body of competent jurisdiction, then (a) both parties shall be relieved of all obligations arising under such provision and this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it valid and enforceable while preserving its intent, and (b) the remainder of this Agreement shall be valid and enforceable.

20. SURVIVAL OF TERMS AND CONDITIONS. The terms and conditions of this Agreement which by their nature extend beyond termination of this Agreement shall survive the expiration or termination of this Agreement to the full extent necessary for their enforcement and for the protection of the party in whose favor they operate.

21. COUNTERPARTS AND FAXED SIGNATURES. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The parties consent to faxed signatures as binding upon the parties.

22. PARTIES BOUND BY AGREEMENT; ASSIGNMENT. This Agreement is binding upon and shall inure to the benefit of the parties hereto and upon their respective successors and permitted assigns. Customer may not assign this Agreement without the prior written consent of Vyvx, which consent shall not be unreasonably withheld.


--------------------------------------------------------------------------------
Standard Form                                                       Page 3
mediaXtranet(SM) Standard Terms and Conditions
(4/12/2001)
--------------------------------------------------------------------------------

   [LOGO]
     Williams
Communication

                       Schedule E - Collocation Services
                       mediaXtranet(SM) Services Agreement

1. SERVICE DESCRIPTION. Pursuant to the terms of the mediaXtranetSM Services Agreement between the parties, Vyvx shall provide to Customer Collocation Services and use of Vyvx's internet data center(s) (the "Media Center") as more specifically set forth herein ("Services").

2. SERVICE INITIATION. The Services described herein shall commence on ____________ (the "Service Initiation Date"). Customer's obligation to pay for the Services shall begin on the Service Initiation Date, unless the Services have not begun as of that date due to some fault of Vyvx. If a delay in the readiness of the Services is caused for any other reason, including the failure of Customer's Equipment to be ready, then the delay shall not affect Customer's payment obligations.

3.    VYVX RESPONSIBILITIES.

      3.1 Services. Vyvx shall provide the Services ordered by Customer in accordance with this Schedule E and in accordance with the Service Level Agreement attached hereto as Attachment A-3. Vyvx will provide a Migration and Installation plan upon execution of this Schedule E. Customer will provide and coordinate a mutually agreed upon migration and installation plan to Vyvx.

      3.2 Equipment. Vyvx will provide the necessary rack space at the Media Center for Customer Equipment and will be responsible for the necessary power and network connections to such Customer Equipment. Upon request of Customer, Vyvx will provide routine maintenance or system repairs on an as-needed basis to Customer. Vyvx will provide sufficient technical resources to implement such maintenance activities and Customer will be charged on a time and materials basis as set forth in Section 7.3.

      3.3 Media Center. The Media Center will meet the following requirements and/or specifications:

            (a) Provide secure data center facilities and associated services in such manner as to reasonably satisfy customer's external audit and risk management insurance requirements.
            (b) Restricted Access - Provide secure key card restricted access by its personnel to the data center. Multi-layered electronic access control, 24X7 on-site security guards and video surveillance equipment are utilized to provide additional protection. Vyvx personnel will escort the customer's designated hardware maintenance providers while they perform maintenance services during normal business hours. Vyvx may require a minimum of one hour notice before access will be granted. Access after normal business hours may require a two hour notice. Customers will be given physical access to the data center, and all access will be subject to escort fees, except in the following cases:
                  i. For a 30 days prior to the effective date, until 30 days after the effective date, all escort fees will be waived. This "implementation period" will be extended only upon written consent of the seller
                  ii.   On a monthly basis, the customer will be allowed 5
                        (five) visits per Media Center site which will not have escort fees assessed. The duration of each visit will be less than 3 (three) hours each. Any visit in excess of the 3 hours will be subject to the prevailing escort fee, with a one hour minimum.


Schedule E                                                                Page 1

            (c) Raised Floor - A raised floor enable cable clearance for customer's servers.
            (d) Rack and Stack physical installation activities can be provided to customer at time and material rates.
            (e) Power Circuits - Data centers are provisioned with 20 amp redundant circuits. Custom circuits accommodated though additional implementation times and charges may apply.
            (f)   Power Heat and Cooling - Environmentally controlled conditions are provided through the use of water-powered heating and
                  cooling systems. Fire suppression equipment consisting of dry pipe and deluge sprinklers, and inert gas and limited applications, are also present.
            (g) Uninterrupted Power Supply (UPS) - UPS is used to back up all power supplies at the data center. These battery systems provide fault tolerance and sufficient power to operate the data center for at least 15 minutes. In addition, diesel generators automatically start in the event of a power outage. These generators supply all of the power necessary for the data center, and can be refueled to power the facility indefinitely. Sufficient fuel is stored on premise to supply three days of operation, and fuel delivery contracts are in place with multiple local diesel fuel suppliers.

4.    CUSTOMER RESPONSIBILITIES.

      4.1   Service Charge.

            (a) The monthly charge for the Service shall be as follows (the "Service Charge") and shall be paid in accordance with the payment terms of the Agreement:

      One Time Installation Fees                                    $   Waived

      ------------------------------------------------------------------------------------------------------
                                                     Services
      Monthly Recurring                            Included in
      Charges                                          this                Monthly Pricing Overview
                                                     Proposal              -------------------------
      ------------------------------------------------------------
      Standard Services                          Monthly Pricing        Metric      Quantity   Total Price
      -----------------                          -----------------------------------------------------------
      Server Housing - 110V - 20 Amp (A:B)           Included          Per Rack                    $  1,380
      Server Housing - 208 V - 20 Amp (A:B)          Included          Per Rack                    $  1,575
      Additional Power 110 V 20 Amps AC* (A:B)       Included          Per 20Amp                   $    250
      Additional Power 208V 20Amps AC* (A:B)                           Per 20 Amp                  $    400

      Premium Services
      ----------------
      Technical Account Mgr                        Not Included        Per Hour       $            $     --
      Firewall Service                             Not Included        Firewalls         TBD       $     --
      Load Balancing Service                       Not Included     Load Balancer        TBD       $     --
      Professional Services                        Not Included        Per Hour                    $     --
                                                 -----------------------------------------------------------

      Firewall and Load Balancing pricing is available upon request, after customer assessment and requirements are gathered.

                        *Up to maximum 2 - 20 Amp additional increments (total of 60 Amps). Additional power needs will be priced on an individual case basis.

                        These prices are based on the physical design specifications provided by iBeam to Williams Communications on 6/12/01. Any changes beyond this design may necessitate additional MRC and/or NRC charges.

            (b) Customer will reimburse Vyvx for all reasonable air and local transportation, lodging, meals and any other out-of-pocket expenses incurred in connection with any services


Schedule E                                                                Page 2

                  Vyvx performs other than those outlined in the Agreement. Vyvx will endeavor to gain approval from Customer before such charges are incurred.

      4.2 Escort Fee. To the extent that the Customer, or a Customer-selected vendor, requires access to Customer Equipment for the purpose of repair, maintenance or replacement, a fee of $125 per hour, with a 1 hour minimum, will be charged to Customer for providing access to such third party vendor into the Facilities ("Escort Fee"). The Escort Fee will not be charged to Customer for access to Customer Equipment that is required in connection with the installation or initial set-up (implementation period) of the Customer Equipment as outlined in Section 3.3 b i.

      4.3 Labor. If Williams performs labor for Customer, at Customer's request, other than in connection with the Services, then Customer agrees to pay Williams for that labor at the rate of $175 per hour. An example of when a labor charge would be charged is if Williams agreed to switch out an item of Customer's Equipment with a replacement part provided by Customer.

      4.4 Compliance with Media Center Policies. Customer agrees that it shall comply with all safety, security and similar policies and procedures of the Media Center that are provided to Customer in writing.

      4.5   Customer's Equipment.

            (a) For the Services described above, Customer shall provide the equipment attached as Appendix 2 to this Schedule E ("Customer's Equipment") to the Media Center to be used in connection with Vyvx provision of the Services to Customer. Customer shall be responsible for the installation of hardware and software on Customer's Equipment. To the extent that Vyvx, or its designated third party vendors, provides technical resources to implement routine maintenance or system repairs, Customer will provide Vyvx all necessary training and documentation relating to Customer's Equipment in order for Vyvx personnel to carry out such maintenance activities. All maintenance requests must be directed by the Customer and furnished in writing to Vyvx.

            (b) Customer's Equipment shall remain the property of Customer. Maintenance, repair, or replacement of Customer's Equipment shall be the sole responsibility of Customer. Customer may use contractors for the purpose of such maintenance, repair or replacement of Customer Equipment provided, however, that Customer obtains Vyvx's prior written approval of any such contractors (which approval shall not be unreasonably withheld) and they are included on Customer's list of authorized persons having access to the Media Center, as set forth below. Upon expiration or termination of this Agreement, Customer agrees to promptly remove Customer's Equipment. Customer's failure to do so, or failure to provide Vyvx with instructions regarding the disposition of Customer's Equipment within forty-five (45) days of the expiration or termination of the Agreement shall be deemed to be an abandonment of Customer's Equipment, and Vyvx shall dispose of Customer's Equipment in its sole discretion.

            (c) The Media Center is staffed on a 24 x 7 basis. For security of the Media Center and in the best interests of Vyvx and its customers, access to the Media Center is restricted. Customer shall have access to Customer's Equipment for normal maintenance purposes from 08:00 to 17:00 local time, weekends and holidays excluded, and Customer shall attempt to give the Media Center a minimum of 24 hours advance notice. Customer shall have access to Customer's Equipment for emergency servicing purposes at any time, and Customer shall give a minimum of one hour advance notice. Customer shall provide the Media Center with a written list of all of Customer's employees (or approved contractors) who are authorized to have access to Customer's Equipment, and Customer shall update this list as needed. The Media Center may deny access to any person whose name is not on Customer's list of authorized persons.


Schedule E                                                                Page 3

            (d) Any additional rack space required or requested by Customer shall be subject to availability and to additional charge.

5. OPERATIONAL NOTICES. If Customer has any technical problems with Customer's Equipment or the Services, Customer may call the Media Center at 1 (800) MXN-VYVX on a 24 x 7 basis. Vyvx will communicate with Customer as promptly as possible regarding any technical problems with Customer's Equipment or the Services. For purposes of these communications from Vyvx, Customer agrees that Vyvx should contact the operational contacts of Customer, in the following order:

          Customer Contact No. 1               Customer Contact No. 2

          Name:                                Name:

          Title:                               Title:

          Telephone:                           Telephone:

          Mobile:                              Mobile:

          Pager:                               Pager:

          Fax:                                 Fax:

          Customer Contact No. 3

          Name:

          Title:

          Telephone:

          Mobile:

          Pager:

          Fax:

      Customer shall update its list of Operational Contacts with Vyvx as needed. Vyvx shall not be responsible for any interruptions of Services or other technical problems with Customer's Equipment, Customer's signal(s) or the Services in the event that Vyvx has attempted to communicate with Customer's Operational Contacts according to the information provided by Customer to Vyvx and Vyvx is unable to establish communications with them.

6. Premium Services. Other Premium Services are available from Vyvx but are not included in this Schedule E. Such Premium Services may be ordered at a later date subject to the execution of an amended Schedule E.

IN WITNESS WHEREOF the parties have executed this Agreement by the hand of their respective duly authorised officers.


Schedule E                                                                Page 4

Vyvx Broadband Media, a Business Unit                  (Customer)
of Williams Communications, LLC


By:   ________________________________    By: __________________________________

Name:  _______________________________    Name:  _______________________________

Title:  ______________________________    Title:  ______________________________

Date:  _______________________________    Date:  _______________________________


Schedule E                                                                Page 5

                                   Appendix-1
                             Server Equipment List


Schedule E                                                                Page 6

                                   Appendix 2
                            Customer Equipment List

--------------------------------------------------------------------------------
                                                      Rack
                                                      Space     Voltage  Wattage
Equipment   Qty   Manufacturer  Model #   Asset ID #  Req's     Req's    Req's

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


Schedule E                                                                Page 7

                                   Appendix 3
                        Facility Service Level Agreement

Section 1. Outage Credits

Facility Service Availability. Facility Service Availability is a measurement of the percent of total time that Facility Service is operative when measured over a thirty (30) consecutive day (720 hour) period. Facility Service is considered inoperative when there has been a loss of AC power to the customer's rack(s). For Facility Services on Williams' Network, availability shall be 99.999%, measured over a thirty (30) day period. Availability for Third Party Services (if applicable) is established by the third party providing such service.

Outage Credits. Customer acknowledges the possibility of an unscheduled, continuous and/or interrupted period of time during which Facility Service fails to conform to the technical specifications set forth in Section 2 below (an "Outage"). An Outage shall begin upon the earlier of Williams' actual knowledge of the Outage, or Williams' receipt of notice from the Customer of the Outage. In the event of an Outage, Customer shall be entitled to a credit ("Outage Credit") upon Williams' receipt of Customer's written request for such Outage Credit. The amount of the Outage Credit for Facility Service shall be an amount equal to ten (10%) percent of the monthly recurring charge for rack charges and additional power, as set forth Section 7.1 of Exhibit A, of the rack(s) affected by such Outage.

Remedy. The Outage Credit as set forth in this Section 1 shall be the sole and exclusive remedy of Customer in the event of an Outage and under no circumstances shall an Outage be deemed a default under the Agreement.

Limitations. Customer shall not receive an Outage Credit if the Outage is: (i) caused by Customer's failure to utilize both power feeds provided to each rack by Williams; (ii) caused by Customer or others authorized by Customer to use the Services under the MSA, or those parties' failure to follow Williams' procedures as communicated to customer; (iii) due to the failure of facilities, equipment, systems or connections that are not provided by Williams; (iv) the result of scheduled maintenance per Williams' standard PNMP process where Customer has been notified of scheduled maintenance in advance; or (vi) due to a Force Majeure event as defined in Section 14 of the Standard Terms and Conditions document.

Credit Payment. Outage Credits shall be credited on Customer's next monthly invoice for the affected Service or, if the Agreement has expired or terminated, paid to Customer promptly following the expiration or termination of the Agreement.

Section 2. Technical Specifications For Facility Service

Power. Williams shall provide backup electrical power and shared use of an emergency generator that is maintained to support the Premises. Such backup power shall be equal to the power specified in Customer's Facility Service Order for the Facility Services. Williams shall provide as standard service, redundant dedicated 20 amp, 110/208 volt AC circuits, connected to separate uninterruptible power systems. Customer must properly employ both circuits as redundant feeds (rather than multiple feeds) to meet facility service availability requirements. Customer is responsible for managing power demand within each rack.

Premises Environmental and Alarm Standards. Williams shall provide: (a) monitored smoke and fire alarms; (b) lighting; (c) ground bus and cable interconnect; (d) grounding conductors between the grounding grid and Customer's Equipment; (e) interconnect signal and power cabling between Williams and Customer; (f) raised flooring for air distribution and cable entry into customer rack(s) and (g) general and administrative services directly relating to the provision of the above listed Facility Services. Williams shall maintain ambient temperature between 60(Degree)F and 75(Degree)F with an objective of 20-65% (non-condensing) humidity and shall monitor deviations from such temperature range.

Use of Power. Maximum AC power provided to Customer as A&B power shall be rated for the rating of a redundant feed. Customer shall be responsible for load management within Customer rack(s) to avoid power demand in excess of rated capacity of a redundant feed of 20 amps at 110/208 volts AC.

Customer's Equipment Specifications. Customer shall only install or use Equipment designed to operate satisfactorily between 60(Degree)F and 75(Degree)F with 20-65% (non-condensing) humidity. Customer shall notify Williams of any significant planned Equipment additions or deletions prior to any installation or removal by Customer (this includes any addition or removal of a shelf or rack or any equipment on a shelf or rack). Customer shall ensure that its Equipment and surrounding area does not pose safety hazards to personnel.

Miscellaneous Restrictions. Customer shall not be allowed to:

o     Store anything outside of the assigned rack space
o Place or store printed material, packaging, cleaning supplies, or any other non-data processing equipment within the rack space.


Schedule E                                                                Page 8